													Exhibit 99.2
	UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
	REAL ESTATE AND ACCUMULATED DEPRECIATION
	December 31, 2015
	(in thousands)

	Initial Cost to Company				Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment		Cost Capitalized Subsequent to Acquisition	Land	Buildings, Improvements, and Equipment	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D		Encumbrances (1)	Year Opened / Expanded	Year Acquired	Depreciable Life
Shopping Centers:
Fair Oaks, Fairfax, VA	$7,666	$33,147		$105,725	$7,666	$138,872	$146,538		$74,975	$71,563		$269,396	1980 / 1987 / 1988 / 2000		55 Years
International Plaza, Tampa, FL		281,473		27,793		309,266	309,266		125,207	184,059		492,254	2001 / 2015		50 Years
The Mall at Millenia, Orlando, FL	22,517	176,577		745	22,517	177,322	199,839		73,353	126,486		350,000	2002		50 Years
Stamford Town Center, Stamford, CT	9,537	40,044		96,321	9,537	136,365	145,902		72,016	73,886			1982 / 2007		40 Years
Sunvalley, Concord, CA	350	65,740		48,482	350	114,222	114,572		64,912	49,660		179,800	1967 / 1981	2002	40 Years
The Mall at University Town Center, Sarasota, FL	78,008	231,592		5,892	78,008	237,484	315,492		15,626	299,866		220,744	2014		50 Years
Waterside Shops, Naples, FL	12,604	66,930		73,330	12,604	140,260	152,864		52,337	100,527		165,000	1992 / 2006 / 2008	2003	50 Years
Westfarms, Farmington, CT	5,287	38,638		154,043	5,287	192,681	197,968		110,719	87,249		301,362	1974 / 1983 / 1997		34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,693				42,693		42,693			42,693		22,644	2006
Peripheral Land	4				4		4			4
Construction in Process and Development - Pre-construction costs (3)				3,354		3,354	3,354			3,354
Total	$178,666	$934,141		$515,685	$178,666	$1,449,826	$1,628,492	(2) (3)	$589,145	$1,039,347

The changes in total real estate assets and accumulated depreciation for the years ended December 2015, 2014, and 2013 are as follows:

	Total Real Estate Assets								Accumulated Depreciation
	2015	2014		2013					2015	2014		2013
Balance, beginning of year	$1,580,926	$1,305,658		$1,129,647		Balance, beginning of year			$(548,646)	$(478,820)		$(473,101)
New development and improvements	57,344	193,394		199,099		Depreciation for year			(49,951)	(40,898)		(35,615)
Disposals/Write-offs	(9,778)	(201,446)	(4)	(29,006)		Disposals			9,452	81,287	(4)	29,896
Transfers In (Out)		283,320	(5)	5,918		Transfers (In) Out				(110,215)	(5)
Balance, end of year	$1,628,492	$1,580,926		$1,305,658		Balance, end of year			$(589,145)	$(548,646)		$(478,820)

(1) Excludes $97.6 million of encumbrances relating to the Company's construction loans on new center properties under development in Asia.
(2) Excludes $386.8 million relating to the Company's investments in new center properties under development in Asia, including cumulative translation adjustments.
(3) The unaudited aggregate cost for federal income tax purposes as of December 31, 2015 was $2.833 billion.
(4) Primarily represents book balances of Arizona Mills, which was sold in January 2014.

(5) Primarily represents the book balances of International Plaza. In January 2014, the Company sold a total of 49.9% of its interests in the entity that owns International Plaza. The disposition decreased the Company's ownership in the center to a noncontrolling 50.1% interest. Prior to the disposition, International Plaza was accounted for as a consolidated center.